RYAN'S FAMILY STEAK HOUSES, INC.
             REPORTS NOVEMBER SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that average unit sales for the 4-week period ended December 1, 1999 ("November") represented an all-time November record. This was the second consecutive month in which  a  monthly  average unit sales record  was  achieved.
Same-store  sales for November increased by  0.3%.   Details
follow:

                                     November 1999
                                      (Unaudited)

  Total sales                       $50,380,000
  Increase from prior year                  +4%

  Average unit sales:
  Same-store (open at least 18 mos.)      +0.3%
  All-store (all Ryan's units)            +1.2%

Management was pleased with November's sales performance in light of the 1998's +5.2% comparison, which was the largest same-store sales increase during 1998.

At  December  1,  1999, the Company owned and  operated  288
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on December 29, 1999 (fiscal 1999 year-end).